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                 [LETTERHEAD OF PILLSBURY MADISON & SUTRO LLP]



                                                                     EXHIBIT 8-B



                                  June 3, 1996



Pacific Telesis Group


130 Kearny Street


San Francisco, California 94108



Ladies and Gentlemen:



     With reference to the Registration Statement on Form S-4 (the "Registration Statement") filed by SBC Communications Inc., a Delaware corporation ("SBC"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its common stock, par value $1.00 per share ("SBC Common Stock"), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 1, 1996 among Pacific Telesis Group, a Nevada corporation ("PAC"), SBC and SBC Communications (NV) Inc., a Nevada corporation and a wholly owned subsidiary of SBC, which Merger Agreement is described therein and filed as an annex to the Joint Proxy Statement/Prospectus contained in the Registration Statement, we hereby confirm to you our opinion set forth under the caption "Certain Federal Income Tax Consequences of the Merger" in the Registration Statement, subject to the assumptions set forth under such caption.



     We hereby consent to the filing of this opinion as Exhibit 8-b to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein.



                                            Very truly yours,



                                            /s/  Pillsbury Madison & Sutro LLP